Execution Version
Exhibit 2.1

ASSET PURCHASE AGREEMENT
(Big Spring Refinery Logistics Assets and Duncan Terminal)
among
Alon USA Partners, LP,
Alon USA GP II, LLC,
Alon USA Delaware, LLC,
Alon USA Refining, LLC,
and
Alon USA, LP,
as Sellers,
DKL Big Spring, LLC,
as Buyer,
and solely for the purposes of Article X,
Delek US Holdings, Inc.
Dated as of February 26, 2018

36769046.8

i

ii

SCHEDULES
Schedule 1.1(a)    API 653 Tanks
Schedule 1.1(b)    Big Spring Asphalt Storage Tanks
Schedule 1.1(c)    Big Spring Logistics Assets
Schedule 2.2(d)    Transferred Contracts
Schedule 2.2(h)    Third Party Claims
Schedule 2.4(b)    Excluded Liabilities
Schedule 2.5(b)    OPEX Cap
Schedule 3.2(j)    Consents
Schedule 4.3    No Conflicts
Schedule 4.8(a)    Leased Real Property

iii

ASSET PURCHASE AGREEMENT
(Big Spring Refinery Logistics Assets and Duncan Terminal)
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of February 26, 2018, is made and entered into by and among Alon USA Partners, LP, a Delaware limited partnership (“ALDW”), Alon USA GP II, LLC, a Delaware limited liability company (“GP II”), Alon USA Delaware, LLC, a Delaware limited liability company (“Alon Delaware”), Alon USA Refining, LLC, a Delaware limited liability company (“Alon Refining”), and Alon USA, LP, a Texas limited partnership (“Alon USA” and, together with ALDW, GP II, Alon Delaware and Alon Refining, each, a “Seller” and collectively, the “Sellers”), DKL Big Spring, LLC, a Delaware limited liability company (the “Buyer”), and solely for the purposes of Article X, Delek US Holdings, Inc., a Delaware corporation (“Delek US”). The Sellers and the Buyer are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers collectively own and operate the Transferred Assets;
WHEREAS, the Transferred Assets (other than the Duncan Terminal) are located at or associated with a refinery near Big Spring, Texas, owned and operated by Sellers and their Affiliates (such refinery and other related assets, the “Big Spring Refinery”), and the Transferred Assets (including the Duncan Terminal) provide storage, transportation, logistics and other ancillary services, with respect to the Big Spring Refinery;
WHEREAS, the Buyer wishes to purchase the Transferred Assets; and
WHEREAS, the Parties wish to amend certain provisions of the Omnibus Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINED TERMS
1.1    Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified.
“Action” means any claim, action, suit, litigation, investigation, inquiry or proceeding by any Person, including any Governmental Authority, or before any court or other Governmental Authority or any arbitration proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including each Seller, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including the Buyer, on the other hand, shall not be considered Affiliates of each other.
“Aggregate Operating Expenses” means all operating expenses incurred by the Buyer or its Affiliates with respect to the Transferred Assets, including allocated overhead, without duplication of any other expense reimbursed hereunder.
“Agreement” has the meaning set forth in the preamble.
“ALDW” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 3.5.
“Alon Delaware” has the meaning set forth in the preamble.
“Alon Refining” has the meaning set forth in the preamble.
“Alon USA” has the meaning set forth in the preamble.
“Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
“API 653” has the meaning set forth in Section 6.8(a).
“API 653 Inspection Date” means, with respect to any API 653 Tank, the date of completion of the first API 653 internal inspection of such tank following the Closing Date.
“API 653 Tank” means (a) each of the tanks listed on Schedule 1.1(a) and (b) any other tank included in the Transferred Assets that is required, as a result of a failure of such tank, to undergo an API 653 inspection within seven years after the Effective Time.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Asphalt Services Agreement” has the meaning set forth in Section 3.2(c).
“Assumed Liabilities” has the meaning set forth in Section 2.4(a).
“Big Spring Asphalt Assets” means the (a) asphalt cement storage tanks and all piping and other equipment related to such storage tanks within the tank berms set forth on Schedule 1.1(b), (b) the asphalt rail rack with a throughput capacity of 6,000 barrels per day used for loading asphalt, (c) the asphalt truck rack with a throughput capacity of 15,000 barrels per day used for loading and unloading asphalt, hydrolene, and ground tire rubber, each located at the Big Spring Refinery, and (d) all furniture, fixtures, equipment, and other tangible personal property owned or used by the Sellers in the ownership, operation, and maintenance of the foregoing.
“Big Spring Logistics Assets” means (a) the crude oil and petroleum product storage tanks set forth on Schedule 1.1(c)(i), two bay weigh scales, and all piping, appurtenances, and other equipment related to such storage tanks (x) within the tank berms surrounding each such tank or (y) included within the blue borders on the diagram attached to Schedule 1.1(c)(ii) (but excluding the asphalt pit marked on such diagram), (b) the crude oil and petroleum product pipelines described on Schedule 1.1(c)(iii), (c) the rail rack with a throughput capacity of 6,140 barrels per day, commonly known as the “BTX Rail Rack”, used for loading and unloading petroleum products, (d) the rail rack with a throughput capacity of 7,325 barrels per day, commonly known as the “Big Rail Rack”, used for loading and unloading petroleum products, (e) the truck rack with a throughput capacity of 5,600 barrels per day used for loading and unloading petroleum products, (f) the four underground salt well formations with a combined approximate capacity of 514,000 barrels set forth on Schedule 1.1(c)(i) and the associated brine facilities used for the storage of petroleum products, (g) the four-bay loading rack with a capacity of 51,050 barrels per day used for loading petroleum products, and (h) all furniture, fixtures, equipment, and other tangible personal property owned or used by the Sellers in the ownership, operation, and maintenance of the foregoing.
“Big Spring Refinery” has the meaning set forth in the recitals.
“Bill of Sale” has the meaning set forth in Section 3.2(d).

“Books and Records” has the meaning set forth in Section 2.2(f).
“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.
“Buyer” has the meaning set forth in the preamble.
“Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer, or its Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by the Buyer, or its Affiliates, in connection with this Agreement or the Closing.
“Buyer Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Buyer Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of any Seller under this Agreement or any Seller Ancillary Document, (b) any Excluded Asset or Excluded Liability, or (c) any amount for which any Seller is responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) the fraud, gross negligence or willful misconduct of a Seller, its Affiliates, or their respective officers, directors, partners, managers, and employees.
“Buyer Indemnified Parties” means the Buyer and its Affiliates, including the Partnership, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Buyer’s Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5.
“Claimant” has the meaning set forth in Section 11.5.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Consents” means all notices to, authorizations, consents, waivers, or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents, waivers, or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase or sales order, binding term sheet, letter of intent or memorandum, binding commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Contract Assignments” has the meaning set forth in Section 3.2(k).
“Delayed Asset” has the meaning set forth in Section 6.7(a).
“Delek US” has the meaning set forth in the preamble.
“Determination Period” has the meaning set forth in Section 2.5(b).
“Direct Claim” has the meaning set forth in Section 9.3.
“Dispute” means any and all disputes, Actions, controversies and other matters in question between any Seller Indemnified Party, on the one hand, and a Buyer Indemnified Party, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“Duncan Lease” means the real property lease with respect to the parcel on which the Duncan Terminal is located, together with all amendments thereto.
“Duncan Terminal” means the light products distribution terminal located in Stephens County, Oklahoma, owned and operated by the Sellers, including all storage tanks set forth on Schedule 1.1(c)(i), loading and unloading facilities, all piping and other equipment, and other furniture, fixtures, equipment, and tangible personal property owned or used by the Sellers in the ownership, operation, and maintenance thereof.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement or right-of-way, servitude, right of purchase, security interest, deed of trust, conditional sales agreement, encroachment, encumbrance or other defect in title, interest, option, lien, right of first refusal or offer or other preferential right or option, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Environmental Consent Decree” has the meaning set forth in Section 5.6.
“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time prior to the Closing Date and other similar environmental and other Applicable Laws of the state or local Governmental Authorities, as each has been amended from time to time prior to the Closing Date.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the applicable Seller, is, or has been within the past six years, deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Books and Records” has the meaning set forth in Section 2.2(f).
“Excluded Liabilities” has the meaning set forth in Section 2.4(b).
“Fundamental Representations” means Buyer’s Fundamental Representations and Sellers’ Fundamental Representations.
“General Partner” means Delek Logistics GP, LLC, a Delaware limited liability company.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“GP II” has the meaning set forth in the preamble.
“Hazardous Materials” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under or otherwise regulated by, or subject to Liability under, any Environmental Law including petroleum, petroleum byproducts, Hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, and radioactive materials (whether naturally occurring radioactive material or otherwise).
“Hydrocarbon Products” means all liquid, semi‑liquid and gaseous Hydrocarbon products derived from Hydrocarbons and/or other feedstocks and blendstocks processed at Big Spring

Refinery, including, without limitation, crude oil, gasoline, diesel fuel, jet fuel, bitumen, asphalt, propane, propylene, butane, benzene, aromatic solvents, carbon black oil and sulfur.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and any other liquid or gaseous hydrocarbons and all products refined or separated therefrom.
“Indemnified Costs” means the Buyer Indemnified Costs and the Seller Indemnified Costs, as applicable.
“Indemnified Party” means the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable.
“Indemnifying Party” has the meaning set forth in Section 9.2.
“knowledge of the Sellers” or “Sellers’ knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer of the Sellers, after due inquiry.
“Lease and Access Agreement” has the meaning set forth in Section 3.2(a).
“Leased Real Property” has the meaning set forth in Section 4.8(a).
“Leases” has the meaning set forth in Section 4.8(a).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Marketing Agreement” has the meaning assigned to such term in Section 3.2(i).
“Material Adverse Effect” means any material adverse change, circumstance, effect or condition in or relating to the Transferred Assets or the assets, financial condition, results of operations, or business of any Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in (a) the refining, pipelines or asphalt production and distribution industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other Hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law); (b) United States or global economic conditions or financial markets in general; or (c) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement entered into and effective as of March 31, 2015, by and among Delek US Energy, Inc. (formerly known as Delek US Holdings, Inc.), Lion Oil Company, Delek Logistics Operating, LLC,

Delek Marketing & Supply, LP, Delek Refining, Ltd., the Partnership, Paline Pipeline Company, LLC, SALA Gathering Systems, LLC, Magnolia Pipeline Company, LLC, El Dorado Pipeline Company, LLC, Delek Crude Logistics, LLC, Delek Marketing-Big Sandy, LLC, DKL Transportation, LLC and the General Partner, as amended, supplemented, or restated from time-to-time.
“Omnibus Joinder Agreement” has the meaning assigned to such term in Section 3.2(f).
“OPEX Cap” has the meaning assigned to such term in Section 2.5(b).
“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.
“Outside Date” means March 31, 2018.
“Partnership” means Delek Logistics Partners, LP, a Delaware limited partnership.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.
“Permitted Encumbrances” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; and (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate.
“Pro-Rated Items” has the meaning set forth in Section 3.4(a).
“Purchase Price” has the meaning set forth in Section 2.5(a).
“Receiving Party Personnel” has the meaning set forth in Section 11.6(d).
“Respondent” has the meaning set forth in Section 11.5.
“Restated Omnibus Agreement Schedules” has the meaning set forth in Section 3.2(e).

“Right-of-Way and Connection Contracts” has the meaning set forth in Section 6.9(b).
“Secondment Agreement” has the meaning set forth in Section 3.2(h).
“Seller” and “Sellers” have the meanings set forth in the preamble.
“Seller Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Seller, or its respective Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by any Seller, or its respective Affiliates, in connection with this Agreement or the Closing.
“Seller Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Seller Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of the Buyer under this Agreement or any Buyer Ancillary Document, (b) any Assumed Liability, or (c) any amount for which the Buyer is responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) fraud, gross negligence, or willful misconduct of the Buyer, its Affiliates, or their respective officers, directors, partners, managers, or employees.
“Seller Indemnified Parties” means each Seller and its respective Affiliates, including Delek US, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Sellers’ Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, and 4.7,
“Site Services Agreement” has the meaning set forth in Section 3.2(g).
“Special Damages” means any consequential, punitive, special, or exemplary damages, or for loss of profits or revenues.
“Storage and Throughput Agreement” has the meaning set forth in Section 3.2(b).
“Third-party Action” has the meaning set forth in Section 9.2.
“Transferred Assets” has the meaning set forth in Section 2.2.
“Transferred Contracts” has the meaning set forth in Section 2.2(e).
ARTICLE II
TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION
2.1    Sale of Assets. Subject to all of the terms and conditions of this Agreement, each Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases and acquires from the Sellers, the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
2.2    Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the following assets, properties and rights of the Sellers, other than the Excluded Assets:
(a)    all rights, title, and interest of the Sellers in and to all Leased Real Property together with all buildings, fixtures, signage, and improvements erected or located thereon;
(b)    all rights, title, and interest of the Sellers in and to the Big Spring Asphalt Assets;
(c)    all rights, title, and interest of the Sellers in and to the Big Spring Logistics Assets;
(d)    all rights, title, and interest of the Sellers in and to the Duncan Terminal;
(e)    all rights, title and interest of the Sellers, to the extent existing at or accruing after the Effective Time, in, to and under the Contracts listed in Schedule 2.2(e) (the “Transferred Contracts”);
(f)    all of the records and files primarily related to the operation of the Transferred Assets, including plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, tax returns and tax work papers, supplier lists, reference catalogs, surveys, engineering statements, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, any and all information necessary to meet compliance obligations with respect to any Applicable Laws, in each case primarily related to the Transferred Assets and existing as of the Closing Date and excluding books and records to the extent relating primarily to the Excluded Assets and Excluded Liabilities (the “Books and Records” and any records and files related, but not primarily related, to the operation of the Transferred Assets, the “Excluded Books and Records”);
(g)    all of the right, title and interest of the Sellers, if any, in and to unexpired warranties and guarantees from third parties that are not Affiliates of the Sellers to the extent related to the Transferred Assets, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services; provided, however, that nothing in this paragraph shall be construed as a representation by the Sellers that any such warranty remains in effect or is enforceable;
(h)    all Actions and similar rights against third parties that are not Affiliates of such Seller (including indemnification and contribution) to the extent related to (i) the ownership or operation of the Transferred Assets after the Effective Time or (ii) any damage to the Transferred Assets not repaired prior to the Effective Time, or any portion thereof, if any, including those listed in Schedule 2.2(h) and including any claims for refunds, prepayments, offsets, recoupment, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case to the extent related to the matters covered by clauses (i) or (ii) above; and
(i)    rights, titles, claims and interests of the Sellers or any of their respective Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds, as each relates to any Assumed Liabilities.
2.3    Excluded Assets. The Transferred Assets shall not include, and the Sellers reserve and retain, all right, title and interest in and to the following (collectively, the “Excluded Assets”):
(a)    all real property other than the Leased Real Property, including all real property subject to the Lease and Access Agreement;
(b)    all rail tracks owned by the Sellers, if any;
(c)    all laboratory equipment and related assets used to inspect and test asphalt products;
(d)    all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of the Sellers;
(e)    any Contracts other than the Transferred Contracts;
(f)    the approximately 11-mile, six-inch diameter natural gas pipeline and approximately five-mile, eight-inch diameter natural gas pipeline that terminates at the connection to the WTG natural gas pipeline;
(g)    all inventory, Hydrocarbons, Hydrocarbon Products, work in process, finished goods, and materials and supplies of every nature used or usable in connection with the manufacture, shipping, storing, advertising or sale of such Hydrocarbons, Hydrocarbon Products, goods and merchandise, in each case, whether owned by the Sellers or their respective Affiliates or third parties, including, without limitation, raw materials, intermediates, products, byproducts, sludge and wastes that are stored in any of the pipelines or storage facilities included in the Transferred Assets or at the Big Spring Refinery at or prior to the Effective Time;
(h)    other than as provided in the Omnibus Agreement, the rights of the Sellers to the names “Delek” or “Alon” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;
(i)    all of the Sellers’ and any of their respective Affiliates’ right, title and interest in and to all accounts receivable, all trade accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities arising out of or related to any sale, transfer or other disposition of any Excluded Asset, and any and all such rights evidenced by chattel paper, instruments or documents, in each case, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, including, without limitation, the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other Actions in connection therewith;
(j)    other than as set forth in Section 2.2(i), rights, titles, claims and interests of the Sellers or any of their respective Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds;
(k)    all Actions and similar rights in favor of the Sellers or any of their respective Affiliates of any kind to the extent relating to (i) the Excluded Assets or (ii) the ownership of the Transferred Assets prior to the Effective Time (other than any damage to the Transferred Assets not repaired prior to the Effective Time);
(l)    all of the right, title and interest of the Seller to the storage tanks located at the Big Spring Refinery not included in the Big Spring Logistics Assets and all spheres, bullets, valves, pumps, meters, recorders, fittings, improvements and other equipment related to such storage tanks; and
(m)    the asphalt pit indicated by strikethrough on the diagram attached to Schedule 1.1(c)(ii) and salt wells 1000 and 1006, which assets are not operational.
2.4    Assumed Liabilities; Excluded Liabilities.
(a)    Subject to the terms and conditions set forth herein and except for the Excluded Liabilities, the Buyer shall assume or become obligated with respect to any obligations or Liabilities arising out of or related to the ownership and use of the Transferred Assets by the Buyer or its Affiliates, in each case only from and after the Effective Time (the “Assumed Liabilities”).
(b)    The Buyer shall not assume or become obligated with respect to any obligation or Liability of any nature whatsoever (i) as a result of the transactions contemplated by this Agreement, including any payment obligations of a Seller (A) due in respect of Permitted Encumbrances that arise prior to the Effective Time, (B) that arise out of or relate to the ownership and use of the Transferred Assets by a Seller or its Affiliates prior to the Effective Time or with respect to an API 653 Tank, before the applicable API 653 Inspection Date, or (C) that arise out of or relate to the Excluded Assets; (ii) arising out of or relating to Hazardous Materials or any Environmental Laws (A) to the extent identified on Schedule 2.4(b) or (B) to the extent relating to or resulting from facts, circumstances, conditions or events occurring or existing prior to the Effective Time with respect to the Transferred Assets and for which the Buyer gives such Seller written notice prior to the fifth anniversary of the Closing; or (iii) to any employee or related to any employee benefit plan or employment arrangement sponsored, maintained, contributed by or required to be contributed by a Seller or any ERISA Affiliate, including but not limited to, any Liabilities related to pension plans (all such obligations or Liabilities of any Seller and its Affiliates, collectively, the “Excluded Liabilities”).

2.5    Consideration.
(a)    The aggregate consideration to be paid by the Buyer for the Transferred Assets shall be $315,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.5(b), Section 3.4, Section 6.8. and Section 6.11 The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the account(s) specified by the Sellers.
(b)    At the end of the period beginning on and including the Effective Time and ending December 31, 2018 (inclusive), and for each of the calendar years ended December 31, 2019 and 2020 (the “Determination Period”), the Buyer shall calculate the Aggregate Operating Expenses incurred in the operation of the Transferred Assets in the ordinary course of business during that period. If (x) such Aggregate Operating Expenses exceed the applicable amount listed in Schedule 2.5(b) for such period (the “OPEX Cap”), the Sellers shall make a payment to the Buyer for the amount of such excess and (y) such Aggregate Operating Expenses are less than the OPEX Cap for such period, the Buyer shall make a payment to the Sellers for such difference, in each case, as a purchase price adjustment; provided, however, that no purchase price adjustment shall be payable to the extent that the Aggregate Operating Expenses exceed the respective OPEX Cap as a result of operations by the Buyer which are outside the ordinary course of business or as a result of the negligence or willful misconduct of the Buyer in its performance of its obligations hereunder.
(c)    In addition to any payments pursuant to Section 2.5(b), if requested by either the Buyer or the Sellers within 90 days after the end of the Determination Period, the Parties shall analyze the Aggregate Operating Expenses relative to the OPEX Cap and, based on such analysis, the Buyer and the Sellers shall negotiate in good faith to make commensurate (x) adjustments (either increases or decreases) to the throughput, storage, terminalling or other fees set forth in the Ancillary Documents or (y) to include additional fees in such Ancillary Documents, in each case, effective as of the end of the Determination Period, to allow Buyer to recoup at least the actual costs of operations of the Transferred Assets in addition to a mutually agreed upon margin, taking into consideration Aggregate Operating Expenses over the Determination Period in relation to the OPEX Cap or to provide the Sellers with a reduction in fees if the Aggregate Operating Expenses are lower than the OPEX Cap.
ARTICLE III
CLOSING
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place on March 1, 2018, or on such other date as the Parties may agree, subject to Article VII. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Nashville, Tennessee time, on the Closing Date (the “Effective Time”).
3.2    Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyer the following:

(a)    A counterpart to a lease and access agreement in the form mutually agreed upon by the Parties (the “Lease and Access Agreement”), duly executed by the Sellers or their applicable Affiliates.
(b)    A counterpart of a storage and throughput agreement for the Big Springs Logistics Assets in the form mutually agreed upon by the Parties (the “Storage and Throughput Agreement”), duly executed by the Sellers or their applicable Affiliates.
(c)    A counterpart of an asphalt services agreement for the Big Springs Asphalt Assets in the form mutually agreed upon by the Parties (the “Asphalt Services Agreement”), duly executed by the Sellers or their applicable Affiliates.
(d)    A bill of sale and assignment in the form mutually agreed upon by the Parties (the “Bill of Sale”), duly executed by the Sellers.
(e)    A counterpart of the amended and restated set of schedules to the Omnibus Agreement in the form mutually agreed upon by the Parties (the “Restated Omnibus Agreement Schedules”), duly executed by Delek US and each applicable subsidiary of Delek US, including the applicable Sellers but excluding the General Partner, the Buyer and the Partnership and its subsidiaries.
(f)    A counterpart to the joinder agreement to the Omnibus Agreement in the form mutually agreed upon by the Parties (the “Omnibus Joinder Agreement”), duly executed by Delek US and each applicable subsidiary of Delek US, excluding the Buyer.
(g)    A counterpart of a site services agreement in the form mutually agreed upon by the Parties (the “Site Services Agreement”), duly executed by the Sellers or their applicable Affiliates.
(h)    A counterpart to a secondment agreement in the form mutually agreed upon by the Parties (the “Secondment Agreement”), duly executed by the Sellers or their applicable Affiliates.
(i)    A counterpart to a marketing agreement in the form mutually agreed upon by the Parties (the “Marketing Agreement”), duly executed by the Sellers or their applicable Affiliates.
(j)    All Consents required to be obtained by any Seller and its respective Affiliates (as listed in Schedule 3.2(j)), in each case, which shall be in full force and effect.
(k)    One or more assignment and assumption agreements in the form satisfactory to the Buyer (the “Contract Assignments”), duly executed by the Sellers, which provides for the assignment and transfer of the Transferred Contracts.
(l)    Evidence in form and substance reasonably satisfactory to the Buyer of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances.

(m)    A certificate, in form and substance reasonably satisfactory to the Buyer, certifying to each Seller’s compliance, as of the Closing Date, with the conditions set forth in Section 7.2(a) and Section 7.2(b), duly executed by an officer of each Seller.
(n)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.
3.3    Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Sellers the following:
(a)    The Purchase Price as provided in Section 2.5(a).
(b)    A counterpart to the Lease and Access Agreement, duly executed by the Buyer.
(c)    A counterpart to the Storage and Throughput Agreement, duly executed by the Buyer.
(d)    A counterpart to the Asphalt Services Agreement, duly executed by the Buyer.
(e)    A counterpart to the Bill of Sale, duly executed by the Buyer.
(f)    A counterpart of the Restated Omnibus Agreement Schedules, duly executed by the General Partner, the Buyer, the Partnership and its subsidiaries.
(g)    A counterpart to the Omnibus Joinder Agreement, duly executed by the Buyer.
(h)    A counterpart to the Site Services Agreement, duly executed by the Buyer.
(i)    A counterpart to the Secondment Agreement, duly executed by the General Partner.
(j)    A counterpart to the Marketing Agreement, duly executed by the Buyer.
(k)    A counterpart to the Contract Assignments, duly executed by the General Partner.
(l)    A certificate, in form and substance reasonably satisfactory to the Sellers, certifying to Buyer’s compliance, as of the Closing Date, with the conditions set forth in Section 7.3(a) and Section 7.3(b) duly executed by an officer of the Buyer.
3.4    Prorations; Closing Costs.
(a)    The Sellers shall be responsible for (or entitled to receive, as the case may be) all taxes, rents, prepaid items and other similar items (“Pro-Rated Items”) attributable to the Transferred Assets (for the avoidance of doubt, excluding insurance premiums) for periods prior to the Effective Time, and the Buyer shall be responsible for (or entitled to receive, as the case may be) all Pro-Rated Items for periods after the Effective Time. Pro-Rated Items for periods beginning before and ending after the Effective Time shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, in accordance with the provisions of this Section 3.4. The portion of each Pro-Rated Item allocated pursuant to this Section 3.4 to the portion of the applicable period ending at or prior to the Effective Time shall (i) in the case of any franchise taxes, sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any tax based on or measured by income or receipts, be determined on a closing of the books basis, and (ii) in the case of any other Pro-Rated Item, be determined on the basis of the proportional number of days in the relevant determination period for all days through but not including the Closing Date. The prorations shall be paid at Closing by the Buyer to the Sellers (if the prorations result in a net credit to the Sellers) or by the Sellers to the Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the funds to be delivered by the Buyer in payment of the Purchase Price at Closing. If the actual amounts of any items to be prorated are not known as of the Closing Date, then such proration will be made at Closing on the basis of the best evidence then available; as soon as practicable after actual amounts are available, but in no event later than 90 days thereafter, re-prorations will be made on the basis of the actual amounts and a final cash settlement will be made between the Sellers, on the one hand, and the Buyer, on the other hand (which obligation will survive the transfer and conveyance of the Transferred Assets).
(b)    Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall pay and be responsible for 50% of all transfer fees and charges and/or transfer taxes applicable to the purchase and sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement and any sales, use, excise, and any and all other taxes, together with any interest, fines and penalties as a result of the purchase and sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement (which transactions do not, for the avoidance of doubt, include transactions contemplated by the Buyer Ancillary Documents or the Seller Ancillary Documents); provided, however, that (i) the Sellers shall be responsible for their own income taxes in respect of sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement, (ii) the Sellers, on the one hand, and the Buyer, on the other hand, shall each be responsible for their own attorneys’ fees and (iii) the Sellers shall be solely responsible for any costs, fees or charges required to satisfy and discharge of record any Encumbrance affecting the Transferred Assets that is not a Permitted Encumbrance.
3.5    Allocation of Purchase Price. The Sellers and the Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Transferred Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Buyer and delivered to the Sellers within 90 days following the Closing Date. If the Sellers notify the Buyer in writing that the Sellers object to one or more items reflected in the Allocation Schedule, the Sellers and the Buyer shall negotiate in good faith to resolve such Dispute; provided, however, that if the Sellers and the Buyer are unable to resolve any Dispute with respect to the Allocation Schedule within 30 days following Buyer’s delivery of the draft Allocation Schedule, such Dispute shall be resolved by the office of a mutually agreeable, impartial, nationally recognized firm of independent certified public accountants appointed by the Sellers and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers and the Buyer. The Buyer and the Sellers shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
3.6    Reimbursement. If the Buyer, on the one hand, or the Sellers, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid following the receipt of notice thereof and reasonable supporting documentation. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto. Any amount payable pursuant to this Section 3.6 shall be made by wire transfer of immediately available funds to the account specified by the Buyer or a Seller, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers hereby, jointly and severally, represent and warrant to the Buyer that as of the date of this Agreement and as of the Closing Date:
4.1    Organization. ALDW is a limited partnership duly formed and validly existing, under the Applicable Laws of the State of Delaware. GP II is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Delaware. Alon Delaware is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Delaware. Alon Refining is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Delaware. Alon USA is a limited partnership duly formed and validly existing, under the Applicable Laws of the State of Texas. The Sellers are duly authorized to conduct business and are in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Sellers have the requisite limited liability company or limited partnership power, as applicable, and authority necessary to carry on their business and to own and use the Transferred Assets owned or operated by them.
4.2    Authorization. The Sellers have full limited liability company or limited partnership power, as applicable, and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which they are a party. The execution, delivery, and performance by the Sellers of this Agreement and the Seller Ancillary Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or limited partnership action, as applicable, of the Sellers. This Agreement has been duly executed and delivered by the Sellers and constitutes, and each Seller Ancillary Document executed or to be executed by the Sellers has been, or when executed will be, duly executed and delivered by the Sellers and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Sellers, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents to which they are a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Sellers’ respective certificates of formation, limited liability company agreement, limited partnership agreement or similar governing documents, (b) violate any Order or in any material respect any Applicable Law to which the Sellers are subject or to which any Transferred Asset is subject, (c) except as listed in Schedule 4.3, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which the Sellers are a party or by which they are bound that relates to the Transferred Assets, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) on any Transferred Asset. Other than as set forth in Schedule 3.2(j), no Consents are required in connection with the execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
4.4    Absence of Litigation. There is no Action pending or, to the knowledge of the Sellers, threatened against the Sellers or any of their respective Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement, the Ancillary Documents or the Transferred Assets or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of the Sellers to perform their obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. To the knowledge of the Sellers, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.
4.5    Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, or, to the knowledge of the Sellers, threatened against the Sellers.
4.6    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Sellers or their respective Affiliates who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
4.7    Title to Transferred Assets. The Sellers have good and valid title to the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
4.8    Real Property.
(a)    Schedule 4.8(a) sets forth each parcel of real property leased by the Sellers and used in or necessary for the ownership and operation of the Transferred Assets as currently operated (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which any Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and the Seller party to such Lease enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)    the Seller party to such Lease is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the applicable Seller party to such Lease has paid all rent due and payable under such Lease;
(iii)    the Seller party to such Lease has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the knowledge of such Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    the Seller party to such Lease has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    the Seller party to such Lease has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(b)    The Sellers have not received any written notice of (i) existing, pending or threatened condemnation proceedings affecting the Leased Real Property or (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
4.9    Permits. Except where the failure to be in compliance would not have a Material Adverse Effect, the Sellers have all Permits necessary for the ownership and operation of the Transferred Assets at the locations and in the manner operated as of the date hereof. Except where the failure to be in compliance or to be in full force and effect would not have a Material Adverse Effect, the Sellers are in compliance with all Permits necessary for the ownership and operation of the Transferred Assets, all such Permits are in full force and effect, and there is no Action pending before any Governmental Authority or, to the knowledge of the Sellers, threatened by any Person or any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any material Permit.
4.10    Condition of Transferred Assets; Sufficiency of Transferred Assets. The Transferred Assets that are personal property are in good operating condition and repair (normal wear and tear excepted), are free from material defects (patent and latent), are suitable for the purposes for which they are currently used and are not in need of material maintenance or repairs except for ordinary routine maintenance and repairs. The Transferred Assets, together with the rights granted to the Buyer pursuant to the Ancillary Documents, constitute all of the assets and rights necessary to own and operate the Transferred Assets in a manner consistent with past practice.
4.11    Compliance with Applicable Law. Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to the Transferred Assets, including their operation, the Sellers are and have been in compliance with all, and, to the knowledge of the Sellers, are not under investigation with respect to and have not been threatened to be charged with or given notice of any violation of any, Applicable Laws (other than Environmental Laws which are the subject of Section 4.12). No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would result in a violation of, conflict with, or failure on the part of any Seller to own and operate the Transferred Assets in material compliance with Applicable Law. The Sellers have disclosed to the Buyer in writing prior to the execution hereof all investigations or notices of any material violations of any Applicable Laws (other than Environmental Laws which are the subject of Section 4.12) received by the Sellers, their respective Affiliates, or their predecessors related to the Transferred Assets within the last three years.
4.12    Compliance with Environmental Law. With respect to the ownership and operation of the Transferred Assets, except where the failure to be in compliance would not have a Material Adverse Effect, the Sellers are and have been in compliance with all Environmental Laws and have not received written notice of any investigation or liability under, or violation of, any Environmental Laws. To the Sellers’ knowledge and except as would not be reasonably anticipated to have a Material Adverse Effect, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) would result in a violation of, conflict with, or failure on the part of any Seller to own and operate the Transferred Assets in compliance with Environmental Law.
4.13    Transferred Contracts. Each Transferred Contract is valid and binding on the applicable Seller party thereto in accordance with its terms and is in full force and effect. None of such Seller or, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Transferred Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Transferred Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Transferred Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.
4.14    Conflicts Committee Matters. The projections and budgets provided to the conflicts committee of the board of directors of the General Partner (including those provided to the financial advisor to the conflicts committee) as part of its review in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith and have a reasonable basis and are consistent with the current expectations of the Sellers’ management regarding the Transferred Assets.

4.15    WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT AND EXCEPT FOR FRAUD, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (II) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (III) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY, OR THE LIABILITIES WITH RESPECT TO, THE TRANSFERRED ASSETS OR THEIR OPERATION WITH OR ARISING UNDER ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL PROTECTION, HAZARDOUS MATERIALS OR OTHER POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT AND EXCEPT FOR FRAUD, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION 4.15. THIS SECTION 4.15 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 4.15 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND, EXCEPT FOR FRAUD, ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Sellers that as of the date of this Agreement and as of the Closing Date:
5.1    Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.
5.2    Authorization. The Buyer has full limited liability company power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by the Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each Buyer Ancillary Document executed or to be executed the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
5.3    No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of the Buyer’s certificate of formation or limited liability company agreement, (b) violate any Order or in any material respect any Applicable Law to which the Buyer is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which the Buyer is a party or by which it is bound that could prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents. No Consents are required in connection with the execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
5.4    Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement or the Ancillary Documents or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.

5.5    Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer or its Affiliates who is entitled to receive from any Seller any fee or commission in connection with the transactions contemplated by this Agreement.
5.6    Environmental Consent Decree. The Buyer acknowledges that it has received notice and a copy of the consent decree styled United States v. Alon USA, LP, No. 1:17CV00087 (N.D. Tex. Filed May 30, 2017) (the “Environmental Consent Decree”). The Buyer further acknowledges that the Sellers have made no representation as to whether any Transferred Assets are subject to the Environmental Consent Decree.
ARTICLE VI
COVENANTS
6.1    Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement.
6.2    Further Assurances. After the Closing, each Party shall take such further actions, including obtaining Consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Following the Closing, the Buyer, on the one hand, and the Sellers, on the other hand, agree to remit to the other Party or its Affiliates, as applicable, with reasonable promptness, any payments, rebates, bills or other correspondence received on or in respect of, or otherwise relevant to the other Party or its Affiliates including, with respect to the Buyer, the Transferred Assets or, with respect to the Sellers, the Excluded Assets.
6.3    Cooperation on Tax Matters. Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of any Seller or related to the Transferred Assets for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
6.4    Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other Disputes involving any of the Parties (other than in connection with Disputes between the Parties).

6.5    Retention of and Access to Books and Records.
(a)    As promptly as practicable and in any event before 30 days after the Closing Date, each Seller will deliver or cause to be delivered to the Buyer, the Books and Records that are in the possession or control of such Seller or its Affiliates.
(b)    The Buyer agrees to afford each Seller and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of (i) the Books and Records (to the extent relating to the ownership and operation of the Transferred Assets prior to the Effective Time) and (ii) the books, records and software related to the marketing activities and services performed by the Buyer pursuant to the Marketing Agreement, in each case, at no cost to such Seller or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, the Buyer agrees to provide each Seller and its Affiliates reasonable access to and the right to make copies of the Books and Records (to the extent relating to the ownership and operation of the Transferred Assets prior to the Effective Time) after the Closing for the purposes of assisting such Seller and its Affiliates (i) in complying with such Seller’s obligations under this Agreement, (ii) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (iii) in owning or operating the Excluded Assets, (iv) in preparing tax returns, (v) in responding to or disputing any tax audit, (vi) in asserting, defending or otherwise dealing with any Action or Dispute, known or unknown, under this Agreement or with respect to Excluded Assets or (vii) in asserting, defending or otherwise dealing with any Third-party Action by or against such Seller or its Affiliates relating to the Transferred Assets.
(c)    The Sellers agree to afford the Buyer and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Excluded Books and Records (to the extent relating to the ownership and operation of the Transferred Assets) at no cost to the Buyer or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Excluded Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law.
6.6    Environmental Consent Decree. Upon the Sellers’ request and solely to the extent that any Transferred Asset is subject to the Environmental Consent Decree, the Buyer will execute a modification to the Environmental Consent Decree that makes the Buyer responsible for complying with the terms and conditions of the Environmental Consent Decree as may be required by the United States Environmental Protection Agency with respect to such Transferred Assets. The Parties acknowledge that the prior sentence does not affect the indemnity in Section 3.1(a) of the Omnibus Agreement or in Article IX of this Agreement.
6.7    Delayed Assets.
(a)    Notwithstanding anything herein to the contrary, any Transferred Asset, the assignment, transfer, conveyance or delivery of which to the Buyer without a Consent would constitute a breach or other contravention of Applicable Law or the terms of such Transferred Asset and any easements related to the pipelines located outside of the refinery property, to the extent not otherwise transferred at Closing (a “Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to the Buyer until such time as such Consent is obtained, at which time such Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of the Buyer or the applicable Seller.
(b)    Until such time as such Consent is obtained, (i) each Party (and its applicable subsidiaries and Affiliates) shall use its commercially reasonable efforts to obtain the relevant Consent; provided, that no Party shall be required to pay any monies or give any other consideration in order to obtain any such Consents, (ii) the Sellers shall endeavor to provide the Buyer with the benefits under each Delayed Asset as if such Delayed Asset had been assigned to the Buyer (including by means of any subcontracting, sublicensing or subleasing arrangement), to the extent such is permitted under the applicable Delayed Assets, (iii) the Sellers shall promptly pay over to the Buyer or its subsidiaries payments received by the Sellers after the Closing in respect of all Delayed Assets, and (iv) the Buyer shall be responsible for the Liabilities of the Sellers with respect to such Delayed Asset to the extent arising after the Effective Time. Notwithstanding any other provision in this Agreement to the contrary, following the assignment, transfer, conveyance and delivery of any Delayed Asset, the applicable Delayed Asset shall be treated for all purposes of this Agreement as a Transferred Asset.
(c)    The Buyer hereby agrees that the failure to obtain any such Consent referred to in this Section 6.7 or the failure of any such Delayed Asset to constitute a Transferred Asset or any circumstances resulting therefrom shall not constitute a breach by the Sellers of any representation, warranty, covenant or agreement under this Agreement; provided, however, that any breach by any Seller of its covenants in this Section 6.7 may constitute a breach under this Agreement. Nothing in this Section 6.7 shall be deemed to constitute an agreement to exclude from the Transferred Assets any such Delayed Asset.
6.8    Reimbursement of Operating, Maintenance and Other Capital Expenditures.
(a)    Through (x) the earlier of (i) the seventh anniversary of the Closing Date or (ii) the applicable API 653 Inspection Date, with respect to any tanks included in the Transferred Assets and (y) the applicable API 653 Inspection Date, with respect to any API 653 Tank, the Sellers will reimburse the Buyer, on a dollar-for-dollar basis, by wire transfer of immediately available funds to an account specified by the Buyer promptly upon (but in any event within 30 days of) receipt of an invoice therefor, for any out-of-pocket expenses, whether or not capitalized, that are incurred by the Buyer for inspections, maintenance and repairs (other than those required in the ordinary course of business) to such tank that are made to bring such assets into compliance with the American Petroleum Institute (API) Standard 653 for Aboveground Storage Tanks (“API 653”) With respect to tanks 001TK-203, 001TK-205, 001TK-206, 001TK-207, and 037TK-182, in the event that Delek US determines, in its sole discretion, that repairs are unwarranted, Delek US shall determine the portion, if any, of the capacity of such tank(s) that the Buyer shall replace by constructing new tanks; the costs of any such construction shall be reimbursed by the Sellers as if they were incurred for the inspection, maintenance and repair of an API 653 tank pursuant to the immediately preceding sentence.
(b)    Through the seventh anniversary of the Closing Date, with respect to Transferred Assets, the Sellers will reimburse the Buyer, on a dollar-for-dollar basis all amounts by wire transfer of immediately available funds to an account specified by the Buyer promptly upon (but in any event within 30 days of) receipt of an invoice therefor, for each of the following:
(i)    any out-of-pocket expenses, whether or not capitalized, that are incurred by the Buyer for inspections, maintenance and repairs (other than those required in the ordinary course of business) to equipment other than tanks included as part of the Transferred Assets that are made to bring such assets which are in need of repairs (other than ordinary repairs in the ordinary course of business) into compliance with Applicable Law and reasonably good working order to the extent such equipment was in service as of the Closing Date but not in compliance with Applicable Law or in reasonably good working order as of the Closing Date; and
(ii)    expenses (including any fines and penalties) incurred by the Buyer for the clean-up or repair of any condition caused by the failure of any Transferred Asset prior to the completion of the activities described in Sections 6.8(a) or 6.8(b)(i) with respect to such Transferred Asset.
6.9    Permits; Rights-of-Way and Connection Contracts.
(a)    During the term of the longer of the Storage and Throughput Agreement and the Asphalt Services Agreement, (i) the Sellers shall maintain all Permits necessary for the operation of the Transferred Assets and shall not do anything that causes a termination or suspension of such Permits, and (ii) if the Buyer reasonably determines that it is necessary to transfer any such Permits to the Buyer or its designee, the applicable Seller shall, at its own expense, take such actions as are necessary to transfer such Permits.
(b)    During the term of the longer of the Storage and Throughput Agreement and the Asphalt Agreement, the Sellers shall continue to be responsible for their respective obligations under the Contracts listed on Schedule (b) (the “Right-of-Way and Connection Contracts”); provided, however, that the Buyer shall be responsible for the performance of any obligations thereunder to maintain the Transferred Assets, including maintaining any connections between pipelines included in the Transferred Assets and third-party facilities. Upon written request of the Buyer, the Sellers shall assign to the Seller any Right-of-Way and Connection Contract to the extent assignable by the Sellers.

6.10    Bulk Sales Laws. The Parties waive compliance with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to the Buyer; it being understood that any Liabilities arising out of the failure of the Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. For the avoidance of doubt, notwithstanding any bulk sales, bulk transfer, or similar Applicable Laws, Seller shall be solely responsible for any taxes arising out of the ownership or operation of the Transferred Assets prior to the Effective Time as provided in Section 3.4(a).
6.11    Duncan Terminal Matters. In the event that either (a) the Duncan Lease or, if such lease is no longer applicable with respect to the Duncan Terminal, the successor lease, is unable to be assigned to the Buyer on or before the Closing Date or (b) the Buyer reasonably determines that the terms of the Duncan Lease are unacceptable to the Buyer, then the Sellers or the Buyer shall have the right, exercisable by written notice to the other Parties prior to the Closing Date, to exclude the Duncan Terminal from the Transferred Assets. If any Party exercises the right provided in the immediately preceding sentence, (i) the Purchase Price shall be reduced by $8,000,000, (ii) the term “Excluded Assets” shall be deemed to include the Duncan Terminal, (iii) no Consent with respect to the assignment of the Duncan Lease shall be required to be delivered at the Closing and (iv) the Storage and Throughput Agreement shall not include the Duncan Terminal or any fees and obligations related thereto.
ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of All Parties. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)    Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, no Applicable Law shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal, and no Action shall be pending or threatened wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement and the transactions contemplated hereby or cause such transactions to be rescinded.
(b)    No Actions. No Action shall have been commenced or threatened or demand made against any Party, or against any Affiliate of any Party, involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement, and there shall not be in effect any Applicable Law or any injunction or other Order that enjoins or otherwise prohibits the sale of the Transferred Assets to the Buyer.

7.2    Conditions to Obligations of the Buyer. In addition to the conditions specified in Section 7.1, the Buyer’s obligation to purchase the Transferred Assets from the Sellers and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):
(a)    Representations and Warranties. (i) Sellers’ Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), and (ii) each of the representations and warranties of Sellers made in Article IV (other than Sellers’ Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a Material Adverse Effect (it being understood that for purposes of this clause, the Parties shall disregard any materiality qualifiers included in such representations and warranties).
(b)    Covenants. Each Seller shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by such Seller pursuant to this Agreement at or prior to the Closing.
(c)    Receipt of Closing Deliveries. The Buyer shall have received each of the agreements, instruments and other documents and deliveries required to be delivered by the Sellers under Section 3.2.
(a)    No Material Adverse Effect. No Material Adverse Effect shall have occurred or be continuing, and no occurrence, event or condition shall have occurred or arisen that in the aggregate is a Material Adverse Effect.
7.3    Conditions to Obligations of the Sellers. In addition to the conditions specified in Section 7.1, the obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties. (i) The Buyer’s Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), and (ii) each of the representations and warranties of the Buyer made in Article V (other than the Buyer’s Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date

(except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably expected to result in a material adverse effect on the Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby (it being understood that for purposes of this clause, the Parties shall disregard any materiality qualifiers included in such representations and warranties).
(b)    Covenants. The Buyer shall have performed and complied in all material respects with the covenants and agreements required to be performed and complied with by the Buyer pursuant to this Agreement at or prior to the Closing.
(a)    Receipt of Closing Deliveries. The Sellers or the other specified recipients, as applicable, shall have received each of the payments, agreements, instruments and other documents and deliveries required to be delivered by the Buyer under Section 3.3.
(b)    No Material Adverse Effect. No Material Adverse Effect shall have occurred or be continuing, and no occurrence, event or condition shall have occurred or arisen that in the aggregate is a Material Adverse Effect.
ARTICLE VIII
TERMINATION
8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Sellers and the Buyer;
(b)    by the Buyer, by written notice to the Sellers, if:
(i)    the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Seller within 10 days of the Seller’s receipt of written notice of such breach from the Buyer; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by the Buyer prior to the Closing;
(c)    by a Seller, by written notice to the Buyer if:
(i)    no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty,

covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Buyer within 10 days of the Buyer’s receipt of written notice of such breach from the Sellers; or
(ii)    any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)    by either the Buyer or the Sellers, in the event (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable, or (iii) the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under clause (iii) of this Section 8.1(d) shall not be available to (A) the Buyer, if the Buyer’s failure to fulfill any obligation of the Buyer under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to the Outside Date, or (B) the Sellers, if the failure of any Seller to fulfill any obligation of such Seller shall have been the cause of the failure of the Closing to occur on or prior to the Outside Date.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification of the Buyer and the Sellers. From and after the Closing and subject to the provisions of this Article IX, (a) the Sellers, jointly and severally, agree to pay to, reimburse, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (b) the Buyer agrees to pay to, reimburse, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs; provided, that for purposes of this Section 9.1, any breach of each Seller’s or the Buyer’s representations and warranties or failure to comply with any covenant or agreement and the amount of any Buyer Indemnified Costs or Seller Indemnified Costs, as applicable, arising from a breach thereof shall be determined without giving effect to any qualification as to materiality or Material Adverse Effect. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents.
9.2    Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to the Sellers or the Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Action by a third party (collectively, a “Third-party Action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that such Indemnifying Party may have to such Indemnified Party under this Article IX unless and only to the extent that the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-party Action on such terms as it deems appropriate; provided, however, that:
(a)    the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-party Action (provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third-party Action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third-party Action, (iii) the Indemnified Party shall have reasonably concluded, upon the advice of counsel, that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(b)    the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-party Action or any Liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect on its business;
(c)    the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such Third-party Action; and
(d)    the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-party Action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the Third-party Action seeks an Order or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to Liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(e)    The Parties shall extend reasonable cooperation in connection with the defense of any Third-party Action pursuant to this Article IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
9.3    Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no Third-party Action is involved (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnified Costs that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
9.4    Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:
(a)    The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article IX unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Nashville, Tennessee time, on or prior to the first anniversary of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of (x) a breach of any Fundamental Representations or (y) an Excluded Liability or any Pro-Rated Item may be made at any time and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the expiration of such covenant according to its terms.
(b)    An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article IX until the amount of all such Indemnified Costs exceeds, in the aggregate, $2,362,500, in which event Indemnifying Party shall pay or be liable for all such Indemnified Costs from the first dollar. The aggregate liability of an Indemnifying Party under this Article IX shall not exceed $31,500,000. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of (i) a breach of any Fundamental Representations, (ii) an Assumed Liability, (iii) an Excluded Liability or any Pro-Rated Item or (iv) breach of any covenant or other agreement of the Indemnifying Party under this Agreement.
(c)    Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Buyer’s and the other Buyer Indemnified Parties’ and each Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of any Seller to the Buyer Indemnified Parties on the one hand, or the Buyer to the Seller Indemnified Parties on the other hand, pursuant to this Article IX shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of the Sellers or the Buyer, respectively, hereunder.
9.5    Payments. Once an Indemnified Cost is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such agreement or final adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate plus 2%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

9.6     Tax Related Adjustments. Each Seller and the Buyer agree that any payment of Indemnified Costs and any payments pursuant to Section 2.5(b) or Section 6.8 made hereunder will be treated by the Parties to the extent allowed by Applicable Law, on their tax returns as an adjustment to the Purchase Price.
9.7    Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.
ARTICLE X
LIMITED GUARANTY
10.1    Limited Guaranty by Delek US. Delek US hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual payment of all payment obligations of the Sellers insofar as such payment obligations relate to the indemnification under Article IX. In the case of the failure of the Sellers to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by the Buyer to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Delek US or operate as a waiver of the Buyer’s right to demand payment.
ARTICLE XI
MISCELLANEOUS
11.1    Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby and the Ancillary Agreements shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, the Buyer shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the General Partner in connection with this Agreement and the transactions contemplated herein. Except as this Agreement otherwise provides, the Sellers, on the one hand, and the Buyer, on the other, shall each be responsible for 50% of the payment of the aggregate costs associated with obtaining the Consents necessary to effect the transfer of the Transferred Assets to the Buyer as contemplated herein.
11.2    Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail of a PDF document. All notices will be addressed to the Parties at the respective addresses as follows:

if to the Sellers:
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: (615) 435-1271
Telecopy No: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

if to the Buyer:
DKL Big Spring, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

DKL Big Spring, LLC
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
11.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof in accordance with this Section 11.3, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.4    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
11.5    Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 11.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 11.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of any Seller, the Buyer or any of their respective Affiliates and (b) have not less than seven years’ experience of in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Each Seller, the Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators shall have no right to grant or award Special Damages in favor of the Sellers, on the one hand (except to the extent such Special Damages (i) are awarded to a third-party or (ii) are the result of the gross negligence or willful misconduct of the Buyer), or the Buyer, on the other hand (except to the extent such Special Damages (x) are awarded to a third-party, (y) are the result of the fraud, gross negligence or willful misconduct of any Seller, or (z) the failure of any Seller to perform its obligations under Section 6.6).
11.6    Confidentiality.

(a)    Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 11.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)    Required Disclosure. Notwithstanding Section 11.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)    Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 11.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)    Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement and will be required to abide by the terms thereof; provided, however, that the receiving party will remain liable for any unauthorized disclosure of Confidential Information by Receiving Party Personnel. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e)    Survival. The obligation of confidentiality under this Section 11.6 shall survive the termination of this Agreement for a period of two years.
11.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article IX) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
11.8    Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.
11.9    Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (pdf)), will be deemed original but all of which together will constitute one and the same instrument.
11.10    Integration. This Agreement, the schedules hereto, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matters. All schedules referred to herein are intended to be and hereby are specifically made part of this Agreement. This Agreement, the schedules hereto, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
11.11    Amendment; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the conflicts committee of the board of directors of the General Partner. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
11.12    Survival of Representations and Warranties and Covenants. The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Nashville, Tennessee time, on the first anniversary of the Closing Date, and the covenants set forth in this Agreement shall survive until fully performed in accordance with their terms; provided, however, that (a) any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated and (b) the Fundamental Representations shall survive indefinitely.
ARTICLE XII
INTERPRETATION
12.1    Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)    the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;
(c)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)    if there is any conflict or inconsistency between the main body of this Agreement and any Schedule, the provisions of the main body of this Agreement shall prevail;
(e)    the term “cost” includes expense and the term “expense” includes cost;
(f)    the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(g)    the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such schedule;
(h)    any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(i)    currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(j)    unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(k)    unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and
(l)    if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
12.2    References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” or “Schedule” shall be to an Article, Section, subsection or schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties and Delek US have executed this Agreement as of the date first set forth above.
BUYER:
DKL BIG SPRING, LLC

By:     /s/ Alan Moret
Name: Alan Moret

Title:	President

[Signature Page to Asset Purchase Agreement]

SELLERS:
ALON USA PARTNERS, LP
By:    Alon USA Partners GP, LLC
its general partner
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Executive Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

ALON USA GP II, LLC
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Operating Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

ALON USA DELAWARE, LLC
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Operating Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

ALON USA REFINING, LLC
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Operating Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

ALON USA, LP
By:    Alon USA GP II, LLC
its general partner
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Operating Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

GUARANTOR:
DELEK US HOLDINGS, INC.
By:     /s/ Frederec Green
Name: Frederec Green

Title:	Executive Vice President and Chief Operating Officer

By:     /s/ Kevin Kremke
Name: Kevin Kremke

Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]